Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
August 9, 2012	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES STRONG

SECOND QUARTER FINANCIAL AND OPERATIONAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE MKT: WAC) (“Walter Investment” or the “Company”) today announced highlights and results for the quarter ended June 30, 2012.

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Pro Forma Adjusted EBITDA for the quarter was $58.2 million, driven primarily by incentive and performance fees of $23.7 million, in-line with the strong incentive and performance fees also earned in the first quarter.

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GAAP net income for the second quarter was $0.4 million, or $0.01 per diluted share, as compared to $5.1 million, or $0.17 per diluted share, in the first quarter of 2012. GAAP results for the second quarter reflected a $4.4 million pre-tax decline in fair value gains as compared to the first quarter, principally related to the Company’s Non-Residual Trusts.

•

Core earnings for the second quarter remained solid at $18.0 million after taxes, or $0.62 per diluted share. This compares to $20.6 million, or $0.71 per diluted share, reported in the first quarter, and reflects slightly higher servicing expenses for the quarter.

•

Strong earnings and cash flow continue to drive rapid amortization of debt and a reduction in leverage. Since the acquisition of Green Tree on July 1, 2011, the Company has reduced corporate debt by $89.6 million and decreased its leverage ratio from 3.9x to 3.2x.

•

The Company completed its first delinquency program during the quarter. The Company continues to expect to complete a second delinquency flow program in the second half of the year which, in conjunction with the first program, is anticipated to add an average of approximately 10,000 units per month over its term.

“Our strong financial performance continues to produce stable and consistent earnings which have allowed us to repay our acquisition debt and substantially lower our leverage ratio since our acquisition of Green Tree a year ago,” stated Mark J. O’Brien, Walter Investment’s Chairman and CEO. “We continue to exceed our clients’ expectations for performance on serviced portfolios and are seeing operational improvements in our Loans & Residuals segment and our ARM business. Based on our continued track record of performance, as well as the significant amount of new business opportunity in the market and in our pipeline, we expect to see continued strong performance and results in the second half of this year.”

In addition to results for the second quarter, the Company also provided additional information on its business development activities and outlook for the remainder of 2012.

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The Company’s business development opportunities, which include a mix of potential subservicing and MSR acquisition opportunities, remain robust and continue to grow and develop. The level of servicing transfer activity in the first half of the year was less than expected as clients and potential clients have been focused on addressing the requirements of recently negotiated regulatory settlements. These delays have not resulted in any reduction to our opportunities, and the Company expects new business awards and boardings to accelerate over the next six months as institutions complete these activities. A number of very attractive, strategic opportunities are being pursued with both existing and new clients and the Company anticipates that several of these will reach their award phase during the second half of 2012, including opportunities in excess of $22 billion in UPB where the Company is currently in exclusive negotiations.

3000 Bayport Drive, Suite 1100, Tampa, Florida 33607

813.421.7600 www.walterinvestment.com

•

Based on continued strong operating results and expectations for the Company’s other initiatives and business development opportunities, the Company continues to expect its 2012 Pro Forma Adjusted EBITDA to be at or above the mid-point of the range of previously provided guidance of $225 to $240 million.

“We continue to focus our business development efforts on those prospects we believe will drive strong growth in both our serviced portfolio and financial results,” said Chairman and CEO Mark O’Brien. “We believe we will be successful in winning meaningful servicing opportunities with both existing and new clients during the second half of 2012. Through the further development of our delinquency flow programs, additional transfers of subservicing, and the opportunistic purchase of MSRs, we expect to continue to leverage our servicing platform and achieve our growth objectives.”

Second Quarter 2012 Financial and Operating Highlights

The Company’s results for all periods presented reflect the results for Walter Investment, with the results for Green Tree included only for the post-acquisition period since July 1, 2011. In most cases, material changes from prior periods are attributable to the acquisition of Green Tree.

•

Core earnings after taxes for the second quarter was $18.0 million, or $0.62 per diluted share. GAAP net income before income taxes was $0.8 million. Total accounts serviced were approximately 1,000,000 with a UPB of $82 billion as of June 30, 2012.

•

Walter Investment ended the quarter with liquidity of $83.0 million, including cash of $38.3 million and availability on its revolver of $44.7 million. Subsequent to the end of the quarter, the Company increased its available revolver capacity and liquidity by an additional $45 million. Payments of $21.5 million were made to reduce outstanding Company indebtedness during the quarter. Since the closing of the acquisition of Green Tree, Company indebtedness has been reduced by a total of $89.6 million, or $3.09 per share.

Total revenue for the second quarter was $164.1 million as compared to $48.1 million in the year-ago period. Results for the current quarter reflect $101.9 million of servicing revenue and fees, $16.8 million of insurance revenue and $5.0 million of other income. Total revenue was essentially flat with the first quarter as increased incentive and performance fees in the ARM segment were largely offset by lower contractual revenues in the servicing segment.

Total expense increased from $51.5 million in the second quarter of 2011 to $164.1 million in the second quarter of 2012. This year-over-year increase includes the operating and overhead costs, including salaries and benefits and general and administrative expenses, of Green Tree. Expenses for the second quarter of 2012 also included $24.8 million of increased depreciation and amortization expense, $19.9 million of higher interest expense on corporate debt and $2.2 million of transaction and integration-related costs associated with the Green Tree acquisition. Total expenses were essentially flat with the first quarter as an increase in general and administrative expenses was largely offset by decreases in salaries and benefits and interest expense.

Segments

The results of the Company’s segments are presented in the narrative below:

Servicing

The Servicing segment generated revenue of $98.7 million in the second quarter, which included $74.2 million of servicing fees, $14.4 million of incentive and performance-based fees, and $9.1 million of ancillary and other fees. Expense for the Servicing segment was $93.6 million, which included $21.8 million of depreciation and amortization expense resulting from Walter Investment’s acquisition of Green Tree. The segment generated income before income taxes of $4.8 million for the quarter ended June 30, 2012. The Servicing segment’s core earnings before income taxes for the second quarter was $26.2 million after adjusting for the impact of the step-up depreciation and amortization, share-based compensation expense and non-cash interest expense. The decrease as compared to the $31.1 million of core earnings in the first quarter reflects the impact of the lower contractual servicing fees coupled with higher servicing expenses.

Asset Receivables Management (“ARM”) and Insurance

The ARM segment generated revenue of $9.5 million and expense of $7.4 million in the quarter ended June 30, 2012. Core earnings before income taxes in the second quarter was $4.2 million after adjusting for step-up depreciation of $1.9 million and a minimal amount of share-based compensation expense. Core earnings before income taxes for the segment was $3.4 million in the first quarter of 2012.

Walter Investment’s Insurance segment generated revenue of $17.0 million, offset by expenses of $10.0 million for the second quarter. Insurance segment income before income taxes for the quarter was $7.0 million. Segment core earnings before income taxes was $8.8 million for the quarter ended June 30, 2012, as compared to $11.7 million in the first quarter of 2012. The decrease was a result of the lower number of set-ups from the Walter Investment portfolio due to the conversion of policies in that portfolio during the first quarter as compared to a more normalized number of set-ups during the second quarter.

Loans and Residuals

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $40.5 million for the second quarter of 2012, consistent with interest income generated in the first quarter of 2012. Total expense for the segment was $32.7 million, including $23.4 million of interest expense on securitized debt. The Loans and Residuals segment generated income before income taxes of $7.9 million and pre-tax core earnings of $8.2 million for the second quarter of 2012. This compares to income before income taxes of $6.0 million and pre-tax core earnings of $6.7 million for the first quarter of 2012.

Performance of the Walter Investment legacy portfolio included delinquencies of 5.8% at June 30, 2012, 34 bps higher as compared to those at March 31, 2012, consistent with historical seasonal movement in these metrics. The delinquency rate was 122 basis points higher than the 4.58% ratio in the prior year period, reflecting the higher expected rates of delinquencies for loans acquired at significant discounts in 2010 and 2011. Levels of REO inventory declined 13% as compared to the prior year period, evidencing the Company’s continued commitment to reducing levels of REO inventory.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter an full year results and other general business matters during a conference call and live webcast to be held on Thursday, August 9, 2012, at 10 a.m. Eastern Time. To listen to the event live or in an archive, which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company has over 2,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is presented in accordance with its definition in the Company’s credit agreements and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Pro Forma Adjusted EBITDA also includes an adjustment to reflect synergies and, for periods prior to the acquisition, adjustments to reflect Green Tree as having been acquired at the beginning of the year.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Walter Investment’s results to differ materially from current expectations include, but are not limited to: Walter Investment’s ability to implement its strategic initiatives, particularly as they relate to our ability to develop new business, including the implementation of delinquency flow programs and the receipt of new business, which are both subject to customer demand, approval and timing, and the availability of MSRs at acceptable prices, along with the availability of capital to purchase MSRs; the Company’s ability to earn anticipated levels of performance and incentive fees on serviced business; continued performance of the loans and residuals segment; economic, political and market conditions and fluctuations, government and industry regulation, including any new regulation, increased costs, and/or decrease in revenues that may result from increased scrutiny by government regulators and customers on lender-placed insurance; interest rate risk and U.S. competition; and other factors detailed in Walter Investment’s 2011 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This press release speaks only as of this date. Walter Investment disclaims any duty to update the information herein.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended June 30, 2012

(in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$97,665	$9,501	$—	$—	$—	$(5,285)	$101,881
Interest income on loans	—	—	—	40,453	—	—	40,453
Insurance revenue	—	—	16,803	—	—	—	16,803
Other revenues	1,033	—	187	—	3,743	—	4,963

Total revenues	98,698	9,501	16,990	40,453	3,743	(5,285)	164,100
EXPENSES
Interest expense	1,228	—	—	23,425	19,870	—	44,523
Depreciation and amortization	21,799	1,893	1,310	—	23	—	25,025
Provision for loan losses	—	—	—	1,957	—	—	1,957
Other expenses, net	70,585	5,545	8,703	7,322	5,738	(5,285)	92,608

Total expenses	93,612	7,438	10,013	32,704	25,631	(5,285)	164,113
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(246)	—	—	118	916	—	788

Total other gains (losses)	(246)	—	—	118	916	—	788

Income (loss) before income taxes	4,840	2,063	6,977	7,867	(20,972)	—	775
Core Earnings
Step-up depreciation and amortization	17,192	1,894	1,310	—	22	—	20,418
Share-based compensation expense	2,600	219	507	—	288	—	3,614
Transaction and integration costs	1,464	—	—	—	691	—	2,155
Non-cash interest expense	151	—	55	345	—	—	551
Net impact of Non-Residual Trusts	—	—	—	—	1,068	—	1,068
Other	—	—	—	—	480	—	480

Total adjustments	21,407	2,113	1,872	345	2,549	—	28,286

Core earnings (loss) before income taxes	26,247	4,176	8,849	8,212	(18,423)	—	29,061
Pro Forma Adjusted EBITDA
Interest expense on debt	44	—	—	—	19,871	—	19,915
Non-cash interest income	(1,030)	—	(187)	(4,637)	—	—	(5,854)
Depreciation and amortization	4,607	—	—	—	—	—	4,607
Pro forma synergies	1,225	—	—	—	216	—	1,441
Provision for loan losses	—	—	—	1,957	—	—	1,957
Residual Trusts cash flows	—	—	—	5,363	—	—	5,363
Other	316	8	14	1,405	7	—	1,750

Total adjustments	5,162	8	(173)	4,088	20,094	—	29,179

Pro Forma Adjusted EBITDA	$31,409	$4,184	$8,676	$12,300	$1,671	$—	$58,240

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES
Servicing revenue and fees	$101,881	$3,310	$204,529	$6,247
Interest income on loans	40,453	42,029	79,733	83,384
Insurance revenue	16,803	2,137	36,765	4,169
Other revenues	4,963	584	8,829	850

Total revenues	164,100	48,060	329,856	94,650

EXPENSES
Salaries and benefits	55,541	8,585	112,944	17,724
Interest expense	44,523	21,661	90,361	42,053
General and administrative	33,887	15,236	62,916	24,334
Depreciation and amortization	25,025	180	49,959	360
Provision for loan losses	1,957	875	3,526	1,500
Other expenses, net	3,180	4,993	6,666	8,949

Total expenses	164,113	51,530	326,372	94,920

OTHER GAINS
Net fair value gains	788	—	5,551	—
Other	—	—	—	433

Total other gains	788	—	5,551	433

Income (loss) before income taxes	775	(3,470)	9,035	163
Income tax expense (benefit)	347	(75)	3,472	68

Net income (loss)	$428	$(3,395)	$5,563	$95

Comprehensive income (loss)	$422	$(3,543)	$5,615	$(183)

Net income (loss)	$428	$(3,395)	$5,563	$95

Basic earnings (loss) per common and common equivalent share	$0.01	$(0.13)	$0.19	$—
Diluted earnings (loss) per common and common equivalent share	0.01	(0.13)	0.19	—

Weighted-average common and common equivalent shares outstanding — basic	28,916	26,646	28,857	26,621
Weighted-average common and common equivalent shares outstanding — diluted	29,085	26,646	29,015	26,750

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$38,335	$18,011
Restricted cash and cash equivalents	404,648	339,826
Residential loans (includes $678,682 and $672,714 at fair value)	2,242,158	2,278,402
Allowance for loan losses	(14,330)	(13,824)

Residential loans, net	2,227,828	2,264,578
Receivables, net (includes $68,107 and $81,782 at fair value)	225,790	228,128
Servicer and protective advances, net	124,824	140,497
Servicing rights, net	224,203	250,329
Goodwill	471,282	470,291
Intangible assets, net	125,409	137,482
Premises and equipment, net	122,222	130,410
Other assets	106,176	118,028

Total assets	$4,070,717	$4,097,580

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $19,760 and $21,515 at fair value)	$202,814	$217,251
Servicer payables	309,915	231,916
Servicing advance liabilities	110,076	107,039
Debt	701,396	742,626
Mortgage-backed debt (includes $801,338 and $811,245 at fair value)	2,165,808	2,224,754
Deferred tax liability, net	34,753	43,360

Total liabilities	3,524,762	3,566,946

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at June 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 28,830,015 and 27,875,158 at June 30, 2012 and December 31, 2011, respectively	289	279
Additional paid-in capital	188,294	178,598
Retained earnings	356,904	351,341
Accumulated other comprehensive income	468	416

Total stockholders’ equity	545,955	530,634

Total liabilities and stockholders’ equity	$4,070,717	$4,097,580

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	June 30,	December 31,
	2012	2011
Restricted cash and cash equivalents	$57,245	$59,685
Residential loans (includes $678,682 and $672,714 at fair value)	2,228,287	2,266,965
Allowance for loan losses	(14,109)	(13,604)

Residential loans, net	2,214,178	2,253,361
Receivables, net (includes $68,107 and $81,782 at fair value)	68,107	81,782
Other assets	57,855	63,498

Total assets	$2,397,385	$2,458,326

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Payables and accrued liabilities	$9,482	$10,163
Mortgage-backed debt (includes $801,338 and $811,245 at fair value)	2,165,808	2,224,754

Total liabilities	$2,175,290	$2,234,917

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Core Earnings

and Pro Forma Adjusted EBITDA

For the Three Months Ended June 30, 2012

(in millions except per share amounts)

Core Earnings

For the three months ended 06/30/2012
Income before income taxes	$0.8
Add back:

Step-up depreciation & amortization	20.4
Transaction & integration related costs	2.2
Net impact of Non-Residual Trusts	1.1
Non-cash share-based compensation expense	3.6
Non-cash interest expense	0.5
Other	0.5

Pre-tax core earnings	29.1

After tax core earnings (38% tax rate)	$18.0

Shares outstanding	29.1

Core EPS	$0.62

Pro Forma Adjusted EBITDA

For the three months ended 06/30/2012
Income before income taxes	$0.8
Add back:
Depreciation and amortization	25.0
Interest expense on debt	19.9

EBITDA	45.7
Add back:
Transaction and integration costs	2.2
Pro forma synergies	1.4
Residual Trusts cash flows	5.4
Provision for loan losses	2.0
Non-cash share-based compensation expense	3.6
Non-cash interest expense	0.5
Net impact of Non-Residual Trusts	1.1
Other	2.2

Sub-total	18.4

Less:
Non-cash interest income	(5.9)

Sub-total	(5.9)

Pro Forma Adjusted EBITDA	$58.2

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Non-GAAP Reconciliations above for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies.

Core earnings (pre-tax and after-tax) and core earnings per share may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Pro Forma Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Pro Forma Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of Pro Forma Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Pro Forma Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.